EXHIBIT 5

May 8, 2008

Theravance, Inc.

901 Gateway Boulevard

South San Francisco, California 94080

Re:          Theravance, Inc. Registration Statement
for 800,000 Shares of Common Stock

Ladies and Gentlemen:

I refer to your registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the offering by the Company of up to 800,000 shares of the Company’s Common Stock, under the 2008 New Employee Equity Incentive Plan and the 2004 Employee Stock Purchase Plan (the “Plans”).  I advise you that, in my opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans, and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bradford J. Shafer
Bradford J. Shafer, Senior Vice President, General Counsel and Secretary